PRESS RELEASE

Acquisitions Contact:	Media Contacts:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire an Approximately 228,870
Square Foot Office Building in Pittsburgh, Pennsylvania

Scottsdale, Arizona (August 24, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of an agreement to acquire an office building in Pittsburgh, Pennsylvania (the “West Penn Allegheny Building”) for approximately $41,340,000. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The West Penn Allegheny Building is an approximately 228,870 square foot, Class A office building, located less than one mile from Allegheny General Hospital (AGH), a flagship hospital in the West Penn Allegheny Health System. AGH is a 724-bed academic center that has been serving Pittsburgh’s residents since 1885. The West Penn Allegheny Building is also located adjacent to PNC Park, home of the Pittsburgh Pirates and along the shore of the Allegheny River.

Built in 2003, the six-story, multi-tenant building is 100% leased and includes a 101 space subterranean parking structure. AGH occupies a portion of the building and upon closing, will lease 100% of the building under a master lease for a term of 15 years. AGH currently leases approximately 31,000 square feet of the building and will continue to expand within the building as it consolidates its healthcare related office uses.

“This is an opportunity to acquire a well located, long-term stabilized asset that will be integral to AGH’s corporate operations,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “Earlier this year, HTA acquired the Federal North medical office building, which is located less than two blocks from AGH and is predominately leased to AGH. Acquiring the West Penn Allegheny Building is an example of HTA’s commitment to partnering with healthcare systems as part of their real estate strategy and overall delivery of healthcare.”

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $273.9 million in medical office and healthcare-related assets. These assets include a total of 14 acquisitions representing approximately 1.3 million square feet. Since its formation in 2006, HTA has made 67 geographically diverse acquisitions valued at approximately $1.73 billion based on purchase price, which includes 203 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.7 million square feet and includes 184 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the building may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Pittsburgh, Pennsylvania; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.